News Release

For Immediate Release:	For More Information,
April 23, 2008	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced first quarter net income today of $5,529,000, a 13.2% increase over the $4,886,000 recorded in the first quarter of 2007.  Diluted earnings per share for the first quarter of 2008 amounted to $0.38, an 11.8% increase over the $0.34 reported for the first quarter of 2007.

Key performance ratios for the three months ended March 31, 2008 include:

•	Annualized return on average assets of 0.99%
•	Annualized return on average equity of 12.45%
•	Annualized net charge-offs to average loans of 0.18%
•	Nonperforming assets to total assets at quarter end of 0.51%

During the first quarter of 2008, the Company experienced good growth in loans and deposits.  Loans outstanding grew by $40 million, or 8.4% on an annualized basis, while deposits grew by $83 million, or 18.2% on an annualized basis.  Approximately $27 million of the deposit growth was attributable to a single customer and is expected to remain with the Company only temporarily.  Excluding that account, the Company’s deposit growth was $56 million, or 12.2% on an annualized basis.

Total assets at March 31, 2008 amounted to $2.4 billion, 9.3% higher than a year earlier.  Total loans at March 31, 2008 amounted to $1.93 billion, an 8.9% increase from a year earlier, and total deposits amounted to $1.92 billion at March 31, 2008, a 10.1% increase from a year earlier.

The growth in loans and deposits was the primary reason for an increase in the Company’s net interest income when comparing the first quarter of 2008 to the first quarter of 2007.  Net interest income for the first quarter of 2008 amounted to $19.8 million, a 4.8% increase over the $18.9 million recorded in the first quarter of 2007.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin in the first quarter of 2008 was 3.79%, an 18 basis point decline from the 3.97% margin realized in the first quarter of 2007 and a 19 basis point decline from the 3.98% margin realized in the fourth quarter of 2007.  The Company’s net interest margin has been negatively impacted by the Federal Reserve lowering interest rates by a total of 300 basis points since September 2007. When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.

The Company’s provision for loan losses amounted to $1,533,000 in the first quarter of 2008 compared to $1,121,000 in the first quarter of 2007.  The primary reason for the higher provision is a negative trend in asset quality.  Although the Company has no subprime exposure, consistent with current economic conditions, the Company has experienced modest increases in its delinquencies and classified assets.  However, the Company does not believe that these trends will materially impact its financial condition in the foreseeable future.  The ratio of annualized net charge-offs to average loans was 0.18% in the first quarter of 2008 compared to 0.14% in the first quarter of 2007.  The Company’s ratio of nonperforming assets to total assets was 0.51% at March 31, 2008 compared to 0.38% at March 31, 2007.

Noninterest income amounted to $5.4 million for the first quarter of 2008, a 26.9% increase from the first quarter of 2007.  The primary reason for the increase was a 41% increase in service charges on deposit accounts. These higher service charges were primarily associated with the Company expanding the availability of its customer overdraft protection program in the fourth quarter of 2007 to include debit card purchases and ATM withdrawals. Previously the overdraft protection program, in which the Company charges a fee for honoring payments on overdrawn accounts, only applied to written checks.  Additionally, the line item “Other gains (losses)” was positively impacted by the Company recording a gain of $306,000 related to the VISA initial public offering that occurred in March 2008.  The Company was a member/owner of VISA and received a portion of VISA’s offering proceeds.

Noninterest expenses amounted to $14.8 million in the first quarter of 2008, a 4.5% increase over 2007.  This increase is primarily attributable to the Company’s growth.  Additionally, the Company recorded FDIC insurance expense of $245,000 in the first quarter of 2008 compared to none in the first quarter of 2007 as a result of the FDIC recently beginning to charge for FDIC insurance again in order to replenish its reserves.

The Company’s effective tax rate was 37%-38% for each of the three month periods ended March 31, 2008 and 2007.

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “We continue to experience solid financial results in the face of difficult industry conditions.  We remain focused on providing the best in community banking to our existing customers, as well as reaching out to new customers.  In March, we opened a new branch in Fort Chiswell, Virginia, which represents our fifth branch in the growing southwestern region of Virginia.  On April 1, we completed the merger acquisition of Great Pee Dee Bancorp, Inc., the holding company of Sentry Bank & Trust, which has three branch offices located in Cheraw and Florence, South Carolina.”

Mr. Ocheltree continued, “I would like to extend a warm welcome to our Sentry Bank & Trust customers.  We are honored to have the opportunity to serve you.”

Mr. Ocheltree added, “I would like to invite our friends and shareholders to our Annual Shareholders Meeting to be held at 3:00 P.M. on May 15, 2008 at the James H. Garner Conference Center located at 211 Burnette Street in Troy.  I think you will find the meeting to be informative, and I always enjoy meeting and talking with my fellow shareholders.  Also, I know you will want to meet and welcome Jim Crawford, who joins us as a director from Great Pee Dee Bancorp.”

Mr. Ocheltree noted the following corporate developments:

•
On April 1, 2008, the Company announced the completion of the merger acquisition of Great Pee Dee Bancorp, Inc.  Great Pee Dee was the holding company for Sentry Bank & Trust, a three-branch community bank headquartered in Cheraw, South Carolina, with offices in Cheraw and Florence, South Carolina.  As of December 31, 2007, Great Pee Dee had total assets of $221 million, total loans of $172 million, and total deposits of $155 million.  The conversion of Sentry Bank & Trust to First Bank is expected to occur on May 16, 2008.

•
On March 10, 2008, the Company opened a full-service bank branch in Fort Chiswell, Virginia at 131 Ivanhoe Road (Max Meadows, Virginia).  This represents the Company’s fifth branch located in southwestern Virginia.

•
On March 3, 2008, the Company announced a quarterly cash dividend of 19 cents per share payable on April 25, 2008 to shareholders of record on March 31, 2008.  This is the same dividend rate the Company paid in the comparable quarter of 2007.

•	There was no stock repurchase activity during the first quarter of 2008.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets exceeding $2.5 billion.  Its principal activity is the ownership and operation of two financial institution subsidiaries - First Bank and Sentry Bank & Trust.  The two bank subsidiaries operate a total of 74 branches. Sentry Bank & Trust operates two branches in Cheraw, South Carolina and one branch in Florence, South Carolina.  First Bank operates 71 branch offices, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$33,939	33,211
Interest on investment securities	1,925	1,672
Other interest income	443	653
Total interest income	36,307	35,536	2.2%
Interest expense
Interest on deposits	14,400	13,979
Other, primarily borrowings	2,143	2,691
Total interest expense	16,543	16,670	(0.8%)
Net interest income	19,764	18,866	4.8%
Provision for loan losses	1,533	1,121	36.8%
Net interest income after provision for loan losses	18,231	17,745	2.7%
Noninterest income
Service charges on deposit accounts	3,076	2,177
Other service charges, commissions, and fees	1,367	1,259
Fees from presold mortgages	198	327
Commissions from financial product sales	399	459
Data processing fees	50	47
Securities gains	─	─
Other gains (losses)	285	(33)
Total noninterest income	5,375	4,236	26.9%
Noninterest expenses
Personnel expense	8,554	8,121
Occupancy and equipment expense	1,987	1,876
Intangibles amortization	79	94
Other operating expenses	4,151	4,039
Total noninterest expenses	14,771	14,130	4.5%
Income before income taxes	8,835	7,851	12.5%
Income taxes	3,306	2,965	11.5%
Net income	$5,529	4,886	13.2%

Earnings per share – basic	$0.38	0.34	11.8%
Earnings per share – diluted	0.38	0.34	11.8%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$19,764	18,866
Tax-equivalent adjustment (1)	164	124
Net interest income, tax-equivalent	$19,928	18,990	4.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - page 2

	Three Months Ended March 31,		Percent
PERFORMANCE RATIOS (annualized)	2008	2007	Change
Return on average assets	0.99%	0.95%
Return on average equity	12.45%	11.89%
Net interest margin - tax equivalent (1)	3.79%	3.97%
Efficiency ratio - tax equivalent (1) (2)	58.38%	60.84%
Net charge-offs to average loans	0.18%	0.14%
Nonperforming assets to total assets (period end)	0.51%	0.38%

SHARE DATA
Cash dividends declared	$0.19	0.19	0.0%
Stated book value	12.37	11.50	7.6%
Tangible book value	8.83	7.92	11.5%
Common shares outstanding at end of period	14,387,599	14,367,868
Weighted average shares outstanding - basic	14,380,599	14,360,111
Weighted average shares outstanding - diluted	14,446,357	14,492,159
Shareholders’ equity to assets	7.48%	7.59%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,254,422	2,080,375	8.4%
Loans	1,915,328	1,756,846	9.0%
Earning assets	2,113,394	1,939,712	9.0%
Deposits	1,858,237	1,712,738	8.5%
Interest-bearing liabilities	1,827,163	1,681,225	8.7%
Shareholders’ equity	178,597	166,637	7.2%

 (1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
 (2)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

Net interest income - tax equivalent (1)	$19,928	20,718	20,313	19,818	18,990
Taxable equivalent adjustment (1)	164	155	136	140	124
Net interest income	19,764	20,563	20,177	19,678	18,866
Provision for loan losses	1,533	1,475	1,299	1,322	1,121
Noninterest income	5,375	5,103	4,277	4,857	4,236
Noninterest expense	14,771	14,999	13,941	14,510	14,130
Income before income taxes	8,835	9,192	9,214	8,703	7,851
Income taxes	3,306	3,430	3,471	3,284	2,965
Net income	5,529	5,762	5,743	5,419	4,886

Earnings per share – basic	0.38	0.40	0.40	0.38	0.34
Earnings per share – diluted	0.38	0.40	0.40	0.37	0.34
  (1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

PERIOD END BALANCES ($ in thousands)	March 31, 2008	December 31, 2007	March 31, 2007	One Year Change
Assets	$2,380,134	2,317,249	2,177,282	9.3%
Securities	153,018	151,754	140,241	9.1%
Loans	1,933,855	1,894,295	1,776,130	8.9%
Allowance for loan losses	21,992	21,324	19,478	12.9%
Intangible assets	50,941	51,020	51,300	-0.7%
Deposits	1,921,443	1,838,277	1,745,593	10.1%
Borrowings	212,394	242,394	198,013	7.3%
Shareholders’ equity	177,981	174,070	165,159	7.8%

	For the Three Months Ended
YIELD INFORMATION	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

Yield on loans	7.13%	7.61%	7.79%	7.76%	7.67%
Yield on securities - tax equivalent (1)	5.71%	5.27%	5.07%	5.31%	5.26%
Yield on other earning assets	3.49%	5.56%	5.66%	5.76%	5.97%
Yield on all interest earning assets	6.94%	7.39%	7.54%	7.53%	7.46%

Rate on interest bearing deposits	3.56%	3.78%	3.89%	3.84%	3.78%
Rate on other interest bearing liabilities	4.35%	5.64%	6.16%	6.02%	6.03%
Rate on all interest bearing liabilities	3.64%	3.96%	4.10%	4.06%	4.02%

Interest rate spread - tax equivalent (1)	3.30%	3.43%	3.44%	3.47%	3.44%
Net interest margin - tax equivalent (2)	3.79%	3.98%	4.00%	4.03%	3.97%

Average prime rate	6.22%	7.53%	8.18%	8.25%	8.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

Nonaccrual loans	$8,799	7,807	6,941	6,457	5,871
Restructured loans	5	6	7	7	8
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	8,804	7,813	6,948	6,464	5,879
Other real estate	3,289	3,042	2,058	1,830	2,351
Total nonperforming assets	$12,093	10,855	9,006	8,294	8,230
Net charge-offs to average loans - annualized	0.18%	0.17%	0.17%	0.16%	0.14%
Nonperforming loans to total loans	0.46%	0.41%	0.38%	0.36%	0.33%
Nonperforming assets to total assets	0.51%	0.47%	0.39%	0.38%	0.38%
Allowance for loan losses to total loans	1.14%	1.13%	1.12%	1.12%	1.10%